Exhibit 10.1

CERTAIN Information Identified by “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of May 18, 2020, effective as of May 11, 2020 (“Effective Date”), by and between Myovant Sciences GmbH (“Myovant”) having a registered office at Viaduktstrasse 8, 4051 Basel, Switzerland and Sumitovant Biopharma, INC. (“Sumitovant”), having an office at 151 W. 42nd Street, 15th Floor, New York NY 10036 (“Consultant”).

W I T N E S S E T H:

WHEREAS, Sumitovant Biopharma Ltd., an affiliate and beneficial owner of Consultant is the majority shareholder of Myovant Sciences Ltd. (“MSL”), Myovant’s affiliate and beneficial owner;

WHEREAS, Myovant desires to engage Consultant to provide services to Myovant, and Consultant desires to accept engagement on the terms and conditions hereinafter stated;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.Services.

1.1.Consultant shall provide the services set forth on Exhibit A (the “Services”). Adele Gulfo, Consultant’s Chief Business and Commercial Development Officer and a member of MSL’s Board of Directors, shall provide the Services to Myovant on behalf of Consultant under this Agreement (“Individual Consultant”).

1.2.Consultant and Myovant acknowledge and agree that this Agreement is an independent contractor agreement and that Consultant is an independent contractor and that neither Consultant nor Individual Consultant is an agent or employee of Myovant. Myovant shall have no withholding obligations with respect to Consultant’s or Individual Consultant’s compensation and Consultant shall be solely responsible for payment of, and shall indemnify and hold Myovant harmless against, all taxes, including, without limitation, federal, state and local taxes arising out of Consultant’s compensation under this Agreement and Individual Consultant’s compensation from Consultant. With respect to the Services, Consultant and Individual Consultant shall not be covered by or have any rights to participate under any employee benefit plans of Myovant that are in existence or hereafter adopted or implemented and Myovant shall not be responsible for payment of workers’ compensation, disability benefits or unemployment insurance. As an independent contractor, Consultant shall not have the power or authority to bind Myovant to any obligations whatsoever to third parties without the prior consent of Myovant.

1.3.Consultant represents and warrants to Myovant that this Agreement does not violate or breach, and Consultant’s performance of Consultant’s obligations hereunder will not violate or breach, any terms or provisions of any agreement or understanding to which Consultant is subject or bound. Consultant represents, warrants, covenants and agrees that it will not, during engagement by Myovant, improperly use or disclose any proprietary information or trade secrets of any other party, and will not share with Myovant any unpublished documents or any property belonging to any other party unless consented to in writing by said party.

1.4.Consultant represents and warrants that Consultant has not been debarred or received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the US or in any other country where Myovant intends to develop its activities. Consultant agrees to promptly notify Myovant upon receipt of any such notice or similar notice and further agrees, upon Myovant’s request, to provide a separate written certification, on a form provided by Myovant, to this effect.

2.Term of Engagement.

2.1.Subject to the terms and provisions set forth below in this Section 2, the term of Consultant’s engagement will begin on May 11, 2020 and continue through November11, 2020 or such earlier time as Myovant hires a permanent Chief Commercial Officer. The Agreement may be renewed upon the mutual written consent of the parties.

2.2.Either Myovant or Consultant may terminate the engagement of Consultant under this Agreement at any time for any reason by giving not less than fifteen (15) days prior written notice thereof to the other party.

2.3.Upon termination of engagement pursuant to this Section 2, all obligations of Myovant under this Agreement shall terminate except with respect to payment for Services rendered prior to the date of termination, and reimbursement of expenses to which Consultant would have been entitled under this Agreement, it being agreed that such payment shall constitute full settlement of any and all claims of Consultant of every description. All of Consultant’s obligations, including without limitation the provisions of this agreement relating to Confidential Information, Trade Secrets and Other Confidential Information under this Agreement shall survive any termination of this Agreement in accordance with its terms.

2.4.Consultant will, and will cause Individual Consultant to, provide Services hereunder in compliance with: 1) all applicable federal, state, and local laws and regulations including but not limited to the Federal Healthcare Programs Antikickback Statute and the Federal Food, Drug and Cosmetic Act; 2) the generally accepted standards of Consultant’s profession; 3) relevant industry guidelines and codes of ethics to the extent that they are applicable to the Services hereunder, including the Pharmaceutical Research and Manufacturers of America’s Code on Interactions With Health Care Professionals and 4) all of Consultant’s policies and procedures, including any disclosure/transparency obligations regarding fees obtained for consultancy services.

3.Compensation.

3.1. In consideration of the Services provided by Consultant, Myovant shall provide Consultant with $[***]/hour (the “Fee”) not to exceed a total of $120,000 without prior written approval of Myovant.

3.2.All payments under this Agreement are contingent upon Consultant’s completion, execution and sending to Myovant a completed Form W-9, Form W-8-BEN or other foreign withholding certificate, as applicable.

3.3.Consultant shall submit a detailed, itemized invoice for Services to Myovant on a monthly basis, and Myovant shall remit payment for properly performed Services within forty-five (45) days of receipt of the invoice and all supporting documentation.

3.4.Myovant and Consultant acknowledge and agree that the compensation herein represents the fair market value for the Services, is not influenced by the corporate relationship between Myovant and Consultant and has not been determined in a manner that takes into account the volume or value of any other business between Consultant and Myovant or any Myovant affiliate. Under no circumstance shall Consultant be entitled to receive any compensation or consideration beyond the Fee, as a result of or in connection with this Agreement or the Services or in connection with any Invention.

3.5.Myovant and Consultant acknowledge and agree that this Agreement is a “Related Person Transaction” pursuant to MSL’s Related Person Transaction Policy and that MSL’s board Audit Committee must approve this Agreement before it becomes effective. Consultant acknowledges that MSL is a public company listed on the New York Stock Exchange and agrees and acknowledges that Myovant may have reporting obligations under the securities laws and regulations applicable to US listed entities with respect to this Agreement and any compensation paid to Consultant.

4.Expense Reimbursements.

Consultant shall be reimbursed for all reasonable and necessary expenses incurred by Consultant when travel is undertaken at Myovant’s request. Prior to receiving such reimbursement, Consultant shall submit documentation and receipts for such expenses in excess of $25.00 in sufficient detail for deduction by Myovant as an expense.

5.Confidential Information, Trade Secrets and Nonuse.

Myovant and Consultant acknowledge and agree that they have entered into a Nondisclosure and Common Interest Agreement (“NDA”) as of April 8, 2020 and that the provisions in the NDA related to confidentiality, trade secrets and nonuse shall apply to this Agreement.

6.Inventions.

6.1.Disclosure of Inventions. Consultant shall promptly and fully disclose to Myovant any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceived or developed by Consultant or Individual Consultant pursuant to their performance of the Services for Myovant or of tasks assigned to them by Myovant hereunder (the “Service Product”). Consultant agrees to keep and maintain reasonable, adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by Myovant) of all Service Product, and such records, subject to any prior rights thereto held by Consultant shall be available to and remain the sole property of Myovant at all times.

6.2.Inventions Assigned to Myovant. Consultant agrees that, subject to any prior rights thereto held by Consultant, any and all Service Product shall be the sole and exclusive property of Myovant. Consultant hereby assigns to Myovant all its right, title and interest in and to any and all Service Product. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Service Product are “works for hire” under the copyright laws of the United States, and that Myovant shall own the copyright in all such works of authorship.

6.3.Consultant further agrees that, except for any prior rights held by Consultant, Myovant is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of Consultant’s Service Product under this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement restricts or otherwise deprives Consultant of any of its rights or proprietary interests in any materials or intellectual property that existed prior to and independent of performance of any of the Services (“Pre-Existing Materials”). If Pre-Existing Materials are delivered in connection with or as part of the Service Product, Consultant hereby grants Myovant a non-exclusive, worldwide license to use, duplicate modify, sublicense, distribute, display and otherwise exploit such Pre-Existing Materials, but in each case, solely to enable Myovant to use and benefit from the Service Product.

6.4.Obtaining Intellectual Property Protection. Consultant agrees to assist Myovant in every proper way to obtain and enforce United States and foreign proprietary rights relating to the Service Product in any and all countries. To that end, Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as Myovant may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Consultant agrees to execute, verify and deliver assignments of such proprietary rights in the Service Product to Myovant or its designee. Consultant’s obligation to assist Myovant with respect to such proprietary rights in the Service Products in any and all countries shall continue beyond the termination of its engagement, but Myovant shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Myovant’s request on such assistance.

6.5.In the event Myovant is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints Myovant and its duly authorized officers and agents as his agent and attorney in fact, to act for and on it behalf to execute, verify and file, with the same legal force and effect as if executed by him, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph. Consultant hereby waives and quitclaims to Myovant any and all claims of any nature whatsoever which Consultant now or may hereafter have for infringement of any proprietary rights assigned to Myovant in accordance with this Section 6

7.Remedies and Special Severability.

7.1.Consultant acknowledges and agrees that by virtue of the duties and responsibilities attendant to Consultant’s engagement by Myovant and the special knowledge of Myovant’s affairs, business, clients, and operations, that Consultant will have as a consequence of such engagement, Myovant will suffer irreparable loss and damage if Consultant should breach or violate any of the covenants and agreements contained in Sections 5, and/or 6 hereof. Consultant further acknowledges and agrees that each of such covenants is reasonably necessary to protect and preserve the business and the assets of Myovant. Consultant acknowledges and agrees that Myovant will have no adequate remedy at law and would be irreparably harmed, if Consultant actually breaches or threatens to breach any of the provisions of Sections 5, and/or 6hereof. Consultant agrees that Myovant shall be entitled to equitable and/or injunctive relief to prevent any actual breach or contemplated breach of Sections 5, and/or 6 hereof, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that Myovant may have. Consultant further agrees that it shall not, in any equity proceeding relating to the enforcement of the terms of Sections 5, 6, 7 and/or 8 hereof, raise the defense that Myovant has an adequate remedy at law.

7.2.Nothing contained in this Agreement shall limit, abridge, or modify the rights of Myovant under applicable trade secret, trademark, copyright, or patent law or under the laws of unfair competition.

7.3.The terms and provisions of Sections 5, 6, and/or 7 hereof are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on Consultant’s conduct are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of Sections 5, 6, and/or 7 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained therein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

8.Notices.

All notices, requests, consents, and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person (including delivery by overnight or express courier) or duly sent by certified mail, return receipt requested, proper postage prepaid, addressed to such party at the address set forth below or such other addresses as may hereafter be designated in writing by the addressee to the addressor listing all parties:

Myovant:	Myovant Sciences GmbH
c/o Myovant Sciences, Inc.
2000 Sierra Point Parkway
9th Floor
Brisbane, CA 94005
Attn: Legal Department

Consultant:	Sumitovant Biopharma, Inc.
151 W. 42nd Street, 15th Floor
New York, NY 10036
Attn: Legal Department

All such notices, advices, and communications shall be deemed to have been received (a) in the case of personal delivery, on the date of actual personal receipt, and (b) in the case of mailing, on the third day after the posting by certified mail, return receipt requested.

9.Binding Agreement.

The rights and obligations of Myovant under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Myovant. This Agreement is a personal service agreement and may not be assigned in whole or in part by Consultant.

10.Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partial enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

11.Waiver.

The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

12.Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to the engagement of Consultant by Myovant and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension, or discharge is sought.

13.Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means which preserves the original graphic and pictorial appearance of the Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

14.Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. For all matters relating to or arising directly or indirectly from this Agreement in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding, the parties hereby irrevocably consent and submit to the sole exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court in the State of New York that is located in the county of New York (and the appropriate appellate courts of any of the foregoing).

15.Reporting.

It is understood by Consultant that if required by applicable law, rule or regulation, Myovant will report all payments and may be required to report other value transferred to Consultant under this Agreement. Consultant understands that information about payments or other value transferred to Consultant may be made publicly available. The obligations of this section shall survive the expiration or earlier termination of this Agreement.

16.Dispute Resolution.

Any dispute, claim or controversy arising out of or in connection with this Agreement, including any dispute regarding its existence, validity or termination (the “Dispute”), except to the extent that Myovant is seeking injunctive relief pursuant to Sections 5, 6, and/or 7 hereunder (which are governed by Section 14), shall be finally resolved through arbitration under the Commercial Arbitration Rules of the American Arbitration Association in force as of the date of this Agreement (the “Rules”). The Dispute shall be resolved by a sole arbitrator appointed in accordance with the Rules. The place of arbitration shall be New York, New York. The arbitration shall be conducted in the English language. The award issued by the sole arbitrator shall be final and binding upon the parties and shall not be subject to appeal.

17.Captions.

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

Signature Page to Follow

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be duly executed as of the date set forth.

Myovant Sciences GmbH (“Myovant”)		Sumitovant Biopharma, Inc. (“Consultant”)

By:	/s/ Elke Hunsche	By:	/s/ Tara Soni
Name:	Elke Hunsche	Name:	Tara Soni
Title:	VP, Global Market Access & HEOR	Title:	Head of Legal

EXHIBIT A
Description of Consultant’s Services

•Project Name or Services Reference: Adele Gulfo, Interim Chief Commercial Officer for Myovant.
•Objective: Support Myovant in commercial planning, commercial launch activities and implementation.
•Scope of Work: Adele Gulfo to serve as Myovant’s interim Chief Commercial Officer with all associated responsibilities of this role provided that Myovant shall remain responsible for all administrative duties related to this role, including but not limited to, annual performance review of team members, training programs, replacement candidate search and so forth. The primary focus of this role relates to commercial launch preparation and implementation.
•Anticipated Timeframe to Completion: Until permanent Chief Commercial Officer has been hired and onboarded by Myovant.
•Deliverable(s): to be mutually agreed in writing based on individual projects.
•Contact information:
Individual Consultant’s name
Adele Gulfo
151 W 42nd Street, 15th Floor, New York NY 10036
Email: [***]

Myovant contact
Lynn Seely
2000 Sierra Point Parkway, 9th Floor
Brisbane, CA 94005 USA
Email: [***]